Exhibit 99.1

Media Contact:	Karen Denning, 331-332-3535
Investor Contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR APPOINTS SAMUEL J. MERKSAMER

TO BOARD OF DIRECTORS

LISLE, Ill. — December 12, 2012 — Navistar International Corporation (NYSE: NAV) today announced Samuel J. Merksamer, managing director at Icahn Capital LP, has been appointed to the company’s Board of Directors. He replaces Diane Gulyas, who retired after serving three years as a board member. Mr. Merksamer’s appointment to the board and Ms. Gulyas’s retirement are effective December 10, 2012, maintaining the total number of Navistar board members at 10, nine of whom are independent.

The appointment of Mr. Merksamer represents the third board member appointment pursuant to the agreement the company entered into with Icahn Partners and its affiliated entities (“Icahn”) and MHR Fund Management LLC and its affiliated entities (“MHR”). Mr. Merksamer will stand for election at the company’s 2013 Annual Meeting of Shareholders.

“We welcome Sam to the board and we look forward to his insights as we continue to execute on our plan to drive long-term profitability and deliver shareholder value,” said Lewis B. Campbell, Navistar’s chairman and chief executive officer. “On behalf of the Board, I would also like to thank Diane for her contributions and service to Navistar during her time as a director.”

Samuel J. Merksamer is a managing director at Icahn Capital LP, where he has served since 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Mr. Merksamer serves as a director of Viskase Companies, Inc., American Railcar Industries Inc., Federal-Mogul Corporation and CVR Energy, Inc. and he served on the board of directors of Dynegy Inc. from March 2011 through September 2012. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, and Navistar RV brands of recreational vehicles. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

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